Exhibit 99.1

Vince Holding Corp. Reports Fourth Quarter and Fiscal Year 2017 Results

NEW YORK, New York – April 12, 2018 – Vince Holding Corp. (NYSE:VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the fourth quarter and fiscal year 2017 ended February 3, 2018.

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

For the 14 weeks ended February 3, 2018:

•	Sales increased 16.9% including $1.6 million from the 14th week
•	Direct-to-Consumer comparable sales grew 16.1% on a 13-week basis
•	Operating loss was $6.6 million compared to $62.9 million. Adjusted operating loss was $1.5 million compared to an adjusted operating loss of $7.8 million in the same period last year
•	Diluted earnings per share was $6.41 compared to a loss per share of $32.81. Adjusted net loss per share was $0.20 compared to a loss of $1.55 per share in the same period last year

Brendan Hoffman, Chief Executive Officer, commented, “We were pleased with our fourth quarter results, which reflect the significant progress we’ve made toward regaining market share.  Our strong comparable sales results illustrate that our product is resonating with consumers and that the demand for the Vince brand remains strong.  Our largest comp increase came from locations in proximity to department stores that we have exited, demonstrating that our efforts to capture these customers in our own stores are working.  As we place greater emphasis on our Direct-to-Consumer growth strategy, we plan to opportunistically open stores in key street and mall locations that are appropriate for the Vince brand. In our wholesale business, our partnerships with Nordstrom and Neiman Marcus are progressing very well and we are beginning to see our collaborative efforts yield benefits.”

Mr. Hoffman continued, “We are pleased with the continued momentum in our direct to consumer channel and sell thru at the department store thus far in the first quarter.  There is great enthusiasm surrounding the Vince product, which is highly encouraging as we look ahead. We will continue to execute our strategic initiatives and believe that we are on the right track to deliver sustainable profitable growth over the long term.”

For the fourth quarter ended February 3, 2018:

•

Net sales increased 16.9% to $74.6 million, including $1.6 million in sales from the 14th week, compared to $63.9 million in the fourth quarter of fiscal 2016. Wholesale segment sales increased 11.7% to $38.5 million as compared to the same period last year. The 14th week had an immaterial impact on the wholesale segment. Direct-to-consumer segment sales increased 22.9% to $36.2 million compared to the fourth quarter of fiscal 2016, including $1.6 million in sales from the 14th week. Comparable sales increased 16.1% on a 13-week basis, including e-commerce sales, primarily due to an increase in average unit retail.

•

Gross profit was $34.0 million, or 45.5% of net sales, compared to gross profit of $29.2 million, or 45.7% of net sales, in the fourth quarter of fiscal 2016. The decrease in gross margin rate was largely due to a mix shift in the wholesale channel and an unfavorable adjustment to inventory reserves, partially offset by lower supply chain costs and a favorable adjustment to reserves related to the cost of executing the Company’s wholesale distribution strategy.

•

Selling, general, and administrative expenses were $40.5 million, or 54.3% of sales, compared to $39.1 million, or 61.1% of sales, in the fourth quarter of fiscal 2016. This includes non-cash asset impairment charges related to property and equipment of certain retail stores of $5.1 million in fiscal 2017 and $2.1 million in fiscal 2016.   The decline in SG&A dollars, excluding the aforementioned non-cash asset impairment charges, was primarily the result of the non-recurrence of investments related to the transition of IT systems made last year, as well as lower product development costs and savings related to ending the Company’s consulting arrangement with its founders. This was partially offset by increased incentive compensation costs and investments related to the remediation and optimization of IT systems.

•

Operating loss was $6.6 million, which included $5.1 million related to the aforementioned non-cash asset impairment charges. Operating loss was $62.9 million for the fourth quarter of fiscal 2016, which included impairment charges of $22.3 million related to goodwill associated with the Company’s direct-to-consumer business, $30.8 related to the tradename intangible asset, and $2.1 million as a result of the aforementioned non-cash charge for retail stores.  Excluding the aforementioned charges, adjusted operating loss was $1.5 million in the fourth quarter of fiscal 2017 as compared to adjusted operating loss of $7.8 million in the fourth quarter of fiscal 2016.

•

Other income reflects a Tax Receivable Agreement (“TRA”) adjustment of $82.0 million related to lower federal tax rates due to the new Tax Cuts and Jobs Act, as well as for the Company’s updated five-year projections.

•

Net income was $74.5 million, or $6.41 per diluted share, compared to a net loss of $162.1 million, or $32.81 per share, for the fourth quarter of fiscal 2016.  The net income for the fourth quarter of fiscal 2017 includes the aforementioned TRA adjustment, a negligible benefit from income taxes due to the offsetting impact of the tax valuation allowance, and the aforementioned non-cash asset impairment charge.  The net loss for the fourth quarter of fiscal 2016 included a negative impact related to the aforementioned non-cash asset impairment charges as well as the valuation allowance recorded against the Company’s deferred tax assets. Excluding the aforementioned charges, adjusted net loss was $2.4 million, or $0.20 per share, as compared to adjusted net loss of $7.7 million, or $1.55 per share, in the same period last year. Please refer to Exhibit 3 for a reconciliation.

•	The Company ended the quarter with 55 company-operated stores, an increase of one store since the fourth quarter of fiscal 2016.

For the fiscal year ended February 3, 2018:

•

Net sales increased 1.6% to $272.6 million from $268.2 million during fiscal year 2016, including $1.6 million from the 53rd week.  Wholesale segment net sales decreased 2.3% to $166.1 million and direct-to-consumer segment net sales increased 8.5% to $106.5 million compared to fiscal year 2016, including $1.6 million from the 53rd week. Comparable store sales on a 52-week basis increased 4.5% compared to the prior year period, including e-commerce sales.

•

Net income was $58.6 million, or $7.70 per diluted share, which includes the aforementioned TRA adjustment, a negligible benefit from income taxes due to the offsetting impact of the tax valuation allowance, and the aforementioned non-cash asset impairment charge. This compares to net loss of $162.7 million, or $35.04 per share, in fiscal 2016, which includes a negative impact related to the non-cash asset impairment charges as well as the valuation allowance recorded against the Company’s deferred tax assets. Excluding the aforementioned charges, adjusted net loss was $18.3 million, or $2.41 per share, as compared to adjusted net loss of $8.2 million, or $1.76 per share, in the same period last year. Please refer to Exhibit 3 for a reconciliation.

Balance Sheet

The Company ended the fourth quarter of fiscal 2017 with $5.4 million in cash and cash equivalents and $49.9 million of borrowings under its debt agreements.  The $0.3 million decrease in borrowings under its debt agreements over the prior year period is due to $12.0 million of payments to the term loan facility, offset by net higher borrowings under the revolving credit facility.

Net inventory at the end of the fourth quarter of fiscal 2017 was $48.9 million compared to $38.5 million at the end of the fourth quarter of fiscal 2016.

Capital expenditures for the fourth quarter of fiscal 2017 totaled $0.4 million.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to the fourth quarter and the fifty-three week period of fiscal 2017, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect on operating results of non-cash asset impairment charges, the TRA adjustment, and the offsetting impact of the valuation allowance recorded against the Company’s deferred tax assets. In addition, with respect to the fourth quarter and fifty-two week period of fiscal 2016, the Company has provided adjusted operating loss, adjusted loss before income taxes, adjusted income taxes, adjusted net loss and adjusted loss per share, which are non-GAAP financial measures, in order to eliminate the effect on operating results of non-cash asset impairment charges and the valuation allowance recorded against the Company’s deferred tax assets. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their inherent volatility and impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibits 3 to this press release.

2017 Fourth Quarter Earnings Conference Call

A conference call to discuss the fourth quarter results will be held today, April 12, 2018, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 6181319. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day. The collections are inspired by the brand’s California origins and embody a feeling of warm and effortless style. Vince designs uncomplicated yet refined pieces that approach dressing with a sense of ease. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, shoes, handbags, and home for a global lifestyle. As of February 3, 2018, Vince products were sold in prestige distribution worldwide, including approximately 2,000 distribution locations across more than 40 countries. With its design studio in Los Angeles and corporate headquarters in New York, the Company operated 41 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. Please visit www.vince.com for more information.  This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to comply with the covenants under our credit facilities; our ability to successfully operate the newly implemented systems, processes and functions recently transitioned from Kellwood Company; our ability to remediate the identified material weaknesses in our internal control over financial reporting; further impairment of our goodwill and indefinite-lived intangible assets; our ability to realize the benefits of our recently announced strategic initiatives; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to ensure the proper operation of the distribution facility by a third-party logistics provider; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; our ability to maintain compliance with the continued listing standards of the New York Stock Exchange; effect of the U.S. federal income tax law reform; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described in this Annual Report on Form 10-K under “Item 1A—Risk Factors.” We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1200
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Fiscal Year
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017
Net sales	$74,648	$63,879	$272,582	$268,199
Cost of products sold	40,673	34,663	150,793	145,380
Gross profit	33,975	29,216	121,789	122,819
as a % of net sales	45.5%	45.7%	44.7%	45.8%
Impairment of indefinite-lived intangible asset	—	53,061	—	53,061
Selling, general and administrative expenses	40,548	39,087	140,106	134,430
as a % of net sales	54.3%	61.1%	51.4%	50.1%
Income (loss) from operations	(6,573)	(62,932)	(18,317)	(64,672)
as a % of net sales	(8.8)%	(98.5)%	(6.7)%	(24.1)%
Interest expense, net	1,527	1,023	5,540	3,932
Other expense (income), net	(81,998)	(50)	(81,882)	329
Income (loss) before income taxes	73,898	(63,905)	58,025	(68,933)
(Benefit) provision for income taxes	(614)	98,243	(572)	93,726
Net income (loss)	$74,512	$(162,148)	$58,597	$(162,659)
Earnings (loss) per share:
Basic earnings (loss) per share	$6.41	$(32.81)	$7.70	$(35.04)
Diluted earnings (loss) per share	$6.41	$(32.81)	$7.70	$(35.04)
Weighted average shares outstanding:
Basic	11,616,144	4,942,314	7,605,822	4,642,053
Diluted	11,617,464	4,942,314	7,608,427	4,642,053

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	February 3,	January 28,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$5,372	$20,978
Trade receivables, net	20,760	10,336
Inventories, net	48,921	38,529
Prepaid expenses and other current assets	6,521	4,768
Total current assets	81,574	74,611
Property and equipment, net	31,608	42,945
Intangible assets, net	77,099	77,698
Goodwill	41,435	41,435
Deferred income taxes and other assets	2,818	2,791
Total assets	$234,534	$239,480

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$22,556	$37,022
Accrued salaries and employee benefits	6,715	3,427
Other accrued expenses	7,906	9,992
Current portion of long-term debt	8,000	—
Total current liabilities	45,177	50,441
Long-term debt	40,682	48,298
Deferred rent	15,633	16,892
Other liabilities	58,273	137,830
Stockholders' equity (deficit)	74,769	(13,981)
Total liabilities and stockholders' equity (deficit)	$234,534	$239,480

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except per share data)

	For the three months ended February 3, 2018
	As Reported (GAAP)	Retail Store Impairment Charge		TRA Adjustment		Valuation Allowance	As Adjusted (Non-GAAP)

Loss from operations	$(6,573)	$(5,111)		$—		$—	$(1,462)
Income (loss) before income taxes	73,898	(5,111)		82,002		—	(2,993)
(Benefit) provision for income taxes	(614)	(1,887)	(1)	—		1,887	(614)
Net income (loss)	$74,512	$(3,224)		$82,002		$(1,887)	$(2,379)
Earnings (loss) per share	$6.41	$(0.28)		$7.06		$(0.16)	$(0.20)	(2)

	For the three months ended January 28, 2017
	As Reported (GAAP)	Retail Store Impairment Charge		Goodwill & Intangible Asset Impairment		Valuation Allowance	As Adjusted (Non-GAAP)

Loss from operations	$(62,932)	$(2,082)		$(53,061)	(3)	$—	$(7,789)
Loss before income taxes	(63,905)	(2,082)		(53,061)		—	(8,762)
(Benefit) provision for income taxes	98,243	(849)	(4)	(21,638)	(4)	121,836	(1,106)
Net loss	$(162,148)	$(1,233)		$(31,423)		$(121,836)	$(7,656)
Loss per share	$(32.81)	$(0.25)		$(6.36)		$(24.65)	$(1.55)	(5)

	For the twelve months ended February 3, 2018
	As Reported (GAAP)	Retail Store Impairment Charge		TRA Adjustment		Valuation Allowance	As Adjusted (Non-GAAP)

Loss from operations	$(18,317)	$(5,111)		$—		$—	$(13,206)
Income (loss) before income taxes	58,025	(5,111)		82,002		—	(18,866)
(Benefit) provision for income taxes	(572)	(2,056)	(1)	—		2,056	(572)
Net income (loss)	$58,597	$(3,055)		$82,002		$(2,056)	$(18,294)
Earnings (loss) per share	$7.70	$(0.40)		$10.78		$(0.27)	$(2.41)	(2)

	For the twelve months ended January 28, 2017
	As Reported (GAAP)	Retail Store Impairment Charge		Goodwill & Intangible Asset Impairment		Valuation Allowance	As Adjusted (Non-GAAP)

Loss from operations	$(64,672)	$(2,082)		$(53,061)	(3)	$—	$(9,529)
Loss before income taxes	(68,933)	(2,082)		(53,061)		—	(13,790)
(Benefit) provision for income taxes	93,726	(849)	(4)	(21,638)	(4)	121,836	(5,623)
Net loss	$(162,659)	$(1,233)		$(31,423)		$(121,836)	$(8,167)
Loss per share	$(35.04)	$(0.27)		$(6.77)		$(26.25)	$(1.76)	(5)

(1)

Based on a normalized tax rate of 36.92% and 40.23% for the three and twelve months ended February 3, 2018 respectively, derived by reference to statutory rates in the jurisdictions in which the Company operates, without giving effect to the Company’s valuation allowance.

(2)	Based on a weighted-average shares outstanding of 11,616,144 and 7,605,822 for the three and twelve months ended February 3, 2018 respectively, which excludes the effect of dilutive equity securities.

(3)	Includes $22,311 and $30,750 of impairment charges associated with goodwill and our tradename intangible, respectively.

(4)

Based on a normalized tax rate of 40.8% for the three and twelve months ended January 28, 2017, derived by reference to statutory rates in the jurisdictions in which the Company operates, without giving effect to the Company’s valuation allowance.

(5)	Based on a weighted-average shares outstanding of 4,942,314 and 4,642,053 for the three and twelve months ended January 28, 2017 respectively.